Exhibit 99.1

15 West 6th Street, Suite 900 Tulsa, Oklahoma 74119 (918) 513-4570 Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Hosts Investor Meeting and Provides Update

Increases Second-Quarter 2016 Production Guidance

TULSA, OK - June 13, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”), will host an investor meeting today in Midland, TX to update current activities, including the successful application of the Earth Model to the Company’s drilling program and the positive impact of infrastructure investments on operating expenses.

Update Highlights

•                  Increased production guidance for second-quarter 2016 from a range of 3.8 - 4.1 million barrels of oil equivalent (“MMBOE”) to 4.1 - 4.3 MMBOE, an increase of 6% at the midpoint of the range

•                  Reduced unit lease operating expense guidance for the second quarter of 2016 from $4.75 - $5.75 per BOE to $4.50 - $5.25 per BOE, a decrease of 7% at the midpoint of the range

•                  Reduced well cost estimates for 10,000’ Upper and Middle Wolfcamp horizontal wells drilled on multi-well pads by more than 20% from year-end 2015 estimates, to $5.4 million for a standard completion and $6.3 million for optimized completions with 1,800 pounds of sand per foot

“Laredo continues to derive substantial benefits from the strategic data and infrastructure investments the Company views as fundamental to efficient resource development,” commented Randy A. Foutch, Chairman and Chief Executive Officer. “Laredo’s contiguous acreage base and vast, multi-zone resource potential facilitate technology, data and infrastructure investments that drive efficient development. The Earth Model is instrumental in designing completions that are producing well results more than 30% above their type curves. Production corridor investments are driving Laredo’s peer-leading unit operating expenses even lower and contribute to drilling and completions cost reductions that place the Company’s cost to drill wells among the lowest, if not the lowest, in the Midland Basin. The sustainable benefits Laredo is recognizing from the Earth Model and production corridors are expected to continue to positively impact the Company’s capital efficiency.”

Investor Meeting Webcast

The presentation will be webcast live, beginning at 4 p.m. CT. A link to the webcast and its presentation will be made available on the investor relations section of the Company’s website at www.laredopetro.com. A replay of the webcast will be available on the Company’s website for approximately 30 days following the meeting.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release, as well as the presentation referred to herein and any oral statements made in connection therewith, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:

Ron Hagood:  (918) 858-5504 - RHagood@laredopetro.com

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